CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 333-178767 on Form N-1A of our report dated February 12, 2018, relating to the financial statements and financial highlights of First Trust/Dow Jones Dividend & Income Allocation Portfolio, First Trust Multi Income Allocation Portfolio, and First Trust Dorsey Wright Tactical Core Portfolio, appearing in the Annual Report on Form N-CSR for First Trust Variable Insurance Trust as of and for the year ended December 31, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm", "Policy Regarding Disclosure of Portfolio Holdings", and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 13, 2018